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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                                               Commission File Number : 0-13465


                          NOTIFICATION OF LATE FILING

(Check One):  [  ]   Form 10-K    [XX]   Form 11-K    [  ]   Form 20-F
              [  ]   Form 10-Q    [  ]   Form N-SAR

For Period Ending:  December 31, 1997
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[  ]  Transition Report on Form 10-K    [  ]   Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-F    [  ]   Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K

For the Transition Period Ended:
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 Read attached instruction sheet before preparing form.  Please print or type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:____________________________

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                        PART I.  REGISTRANT INFORMATION

FULL NAME OF REGISTRANT:  MICROS Systems, Inc., on behalf of the Micros
                          Systems, Inc. 401(k) Retirement Plan
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FORMER NAME IF APPLICABLE:
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ADDRESS OF PRINCIPAL EXECUTIVE OFFICE (STREET AND NUMBER):

    12000 Baltimore Avenue
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CITY, STATE AND ZIP CODE:  Beltsville MD 20705
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                        PART II.  RULE 12b-25(b) AND (C)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[XX]      (a)    The reasons described in reasonable detail in Part II of this form could not be eliminated without unreasonable effort or expense.
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[  ]       (b)  The subject annual report, semi-annual report, transition report of Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[  ]        (C)  The accountant's statement or other exhibit required by Rule
                 12b-25(C) has been attached if applicable.

                              PART III.  NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-P, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (attach extra sheets if needed.)

         ADDITIONAL TIME OF APPROXIMATELY THREE MONTHS IS NEEDED FOR THE REGISTRANT TO OBTAIN AUDITED FINANCIAL STATEMENTS FOR ITS 401(k) SAVINGS PLAN AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997.


                          PART IV.  OTHER INFORMATION


         (1) Name and telephone number of person to contact in regard to this notification.

         Gary C. Kaufman                              (301)    210-8036
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         (Name)                                 (Area Code)  (Telephone number)

         (2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                  [ XX ]  Yes         [  ]  No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings attachments to be included in the subject report or portion thereof/
                                                   [    ]  Yes         [XX]  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June 29, 1998                       By: /s/ Gary C. Kaufman
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                                             Name:   Gary C. Kaufman
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                                             Title:  Senior Vice President and
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                                                     Chief Financial Officer
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